As filed with the Securities and Exchange Commission on June 4, 2024

No. 333-239568

No. 333-254687

No. 333-263631

No. 333-270597

No. 333-278106

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

FORM S-8 REGISTRATION STATEMENT No. 333-239568

FORM S-8 REGISTRATION STATEMENT No. 333-254687

FORM S-8 REGISTRATION STATEMENT No. 333-263631

FORM S-8 REGISTRATION STATEMENT No. 333-270597

FORM S-8 REGISTRATION STATEMENT No. 333-278106

UNDER

THE SECURITIES ACT OF 1933

Fusion Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

270 Longwood Road South
Hamilton, Ontario, Canada	L8P 0A6
(Address of Principal Executive Offices)	(Zip Code)

FUSION PHARMACEUTICALS INC. 2017 EQUITY INCENTIVE PLAN

FUSION PHARMACEUTICALS INC. 2020 STOCK OPTION AND INCENTIVE PLAN

FUSION PHARMACEUTICALS INC. 2020 EMPLOYEE SHARE PURCHASE PLAN

INDUCEMENT STOCK OPTION AWARDS

(Full titles of the plans)

Maria Stahl

Chief Legal Officer

Fusion Pharmaceuticals Inc.

Two International Place, Suite 2310

Boston, Massachusetts 02110

(617) 420-5698

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sebastian L. Fain

Oliver J. Board

Freshfields Bruckhaus Deringer US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

(212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following registration statements (collectively, the “Registration Statements”) of Fusion Pharmaceuticals Inc., a corporation formed under the Canada Business Corporations Act (the “CBCA”) (the “Company”):

•

Registration Statement on Form S-8 (No. 333-239568), registering (i) 4,006,594 shares of common shares of the Company, no par value per share (the “Common Shares”), issuable upon the exercise of outstanding stock option awards under the Company’s 2017 Equity Incentive Plan, (ii) 4,273,350 Common Shares outstanding or reserved for issuance pursuant to the Company’s 2020 Stock Option and Incentive Plan (the “2020 Plan”) and (iii) 450,169 Common Shares issuable pursuant to the Company’s 2020 Employee Share Purchase Plan (the “2020 ESPP”), filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2020.

•

Registration Statement on Form S-8 (No. 333-254687), registering (i) 1,669,032 Common Shares issuable pursuant to the 2020 Plan and (ii) 417,258 Common Shares issuable pursuant to the 2020 ESPP, filed with the Commission on March 25, 2021.

•

Registration Statement on Form S-8 (No. 333-263631), registering (i) 1,722,949 Common Shares issuable pursuant to the 2020 Plan, (ii) 430,737 Common Shares issuable pursuant to the 2020 ESPP, and (iii) 1,251,600 Common Shares issuable upon the exercise of non-qualified stock options of the Company granted to certain employees of the Company, filed with the Commission on March 17, 2022.

•

Registration Statement on Form S-8 (No. 333-270597), registering (i) 1,792,225 Common Shares issuable pursuant to the 2020 Plan, (ii) 448,056 Common Shares issuable pursuant to the 2020 ESPP, and (iii) 1,600,400 Common Shares issuable upon the exercise of non-qualified stock options of the Company granted to certain employees of the Company, filed with the Commission on March 16, 2023.

•

Registration Statement on Form S-8 (No. 333-278106), registering (i) 3,188,010 Common Shares issuable pursuant to the 2020 Plan, (ii) 797,003 Common Shares issuable pursuant to the 2020 ESPP, and (iii) 1,296,300 Common Shares issuable upon the exercise of non-qualified stock options of the Company granted to certain employees of the Company, filed with the Commission on March 20, 2024.

On March 18, 2024, the Company entered into a definitive arrangement agreement with AstraZeneca AB, a public company with limited liability (Aktiebolag) incorporated under the laws of Sweden (the “Parent”) and 15863210 Canada Inc., a corporation formed under the CBCA and a wholly-owned subsidiary of Parent (the “Purchaser”), which provides for the acquisition of all of the issued and outstanding Common Shares of the Company by the Purchaser (the “Arrangement Agreement”). Under the terms of the Arrangement Agreement, the Purchaser acquired all of the Company’s issued and outstanding Common Shares for (i) US$21.00 per share in cash pursuant and subject to the terms and conditions of the Arrangement Agreement plus (ii) one contingent value right per share representing the contingent right to receive a cash payment equal to US$3.00 per share pursuant and subject to the terms and conditions of the Contingent Value Rights Agreement entered into at or prior to the completion of the Arrangement (as defined below), by and among the Parent, Purchaser, and Rights Agent (as defined in the Arrangement Agreement). The acquisition was completed by way of a statutory plan of arrangement under the CBCA (the “Arrangement”).

As a result of the transactions contemplated by the Arrangement Agreement, the Company has terminated any and all offerings and sales of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under the Registration Statements which remain unsold at the termination of the offerings, the Company hereby amends the Registration Statements and removes from registration any and all of the securities of the Company registered under the Registration Statements that remain unsold or otherwise unissued, if any, as of the date hereof, and hereby terminates the effectiveness of each of the Registration Statements. After giving effect to this Post-Effective Amendment to the Registration Statements, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Province of Ontario on the 4th day of June, 2024.

Fusion Pharmaceuticals Inc.

Date: June 4, 2024	By:	/s/ Maria Stahl
	Name:	Maria Stahl
	Title:	Chief Legal Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.